Exhibit 99.2

NEWS RELEASE

For Immediate Release

Contact: Susan Fisher - 262-636-8434 s.h.fisher@na.modine.com

Modine Names Thomas G. Cromwell
Regional Vice President - Americas

RACINE, WI, January 14, 2009 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today announced that Thomas G. Cromwell has been appointed Regional Vice President – Americas effective February 1, 2009. Cromwell, who is Vice President of Modine’s Commercial Products Group, succeeds James R. Rulseh, who announced his retirement.

In his new position, Cromwell, a 16-year Modine veteran, will oversee the company’s North American and South American Original Equipment operations.  His immediate focus will be on implementing the reorganization announced late last year and continuing to drive process and productivity improvements throughout those businesses.  Cromwell’s successor in the Commercial Products Group will be named at a later date.

“We are very pleased to have Tom in charge of our Americas region in these challenging times,” said Thomas A. Burke, Modine President and Chief Executive Officer. “Tom has strong leadership skills and brings a broad range of experiences and proven record of success to the position. He has the technical knowledge and people focus we need to move the business forward, attributes he has consistently demonstrated in leading our Commercial Products Group.”

As head of the Commercial Products Group, Cromwell has overseen the return to profitable growth in that business which sells a variety of gas, steam/hot water, oil and electric heaters; heating, ventilating and air conditioning systems; chillers; and other products to commercial and residential customers worldwide.

Since joining Modine in 1992, Cromwell has served in numerous operations and management positions, including  Automotive Operations Manager in Europe, General Manager of Modine’s European Heavy Duty business, General Manager of Electronics Cooling and Managing Director of the Commercial Products Group. In addition to his experience at Modine, Cromwell spent four years with Tomkins PLC as Vice President of Operations in that company’s Air Systems Components Group.  He has a bachelor’s degree from the University of Wisconsin – Platteville and is finishing his Master of Business Administration at the University of Wisconsin – Milwaukee.

About Modine – www.modine.com
With restated fiscal 2008 revenues of $1.9 billion, Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems and fuel cells. The company employs approximately 7,900 people at 33 facilities in 15 countries.  For more information about Modine, visit www.modine.com.

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